EXHIBIT 10.2

[Date]

<Name>

<Address>

<City, State, Zip>

Dear <Name>:

This letter serves as notification that CarMax, Inc. (“CarMax” or the “Company”) hereby grants you _______ shares of CarMax Common Stock pursuant to the terms and conditions of the Company’s 2002 Stock Incentive Plan, as amended and restated, and in consideration of your service to the Company as a director for the year [____].  This annual retainer grant is based on an average market price of $______ and has a $[___,___] market value, as approved by the Company’s board of directors.

If you have not already done so, at your earliest convenience, you will need to notify _______________ as to whether you would like the shares issued in a certificate or wired to a brokerage account.

If you have any questions, please feel free to contact me at ______________.

Sincerely,

Thomas W. Reedy

Executive Vice President and Chief Financial Officer